Capital Bancorp Initiates Cash Dividend of $0.05 per Share

November 4, 2021 - Capital Bancorp, Inc. (NASDAQ: CBNK) (“Company”), the holding company of Capital Bank (“Bank”), announced today that following its third quarter diluted earnings per share of $0.79, the Board of Directors has declared a cash dividend on its common stock of $0.05 per share. The dividend is payable on November 30, 2021 to shareholders of record as of November 15, 2021.

“I am pleased to announce that our Board believes that our strong and consistent financial performance enables us to initiate the second quarterly cash dividend to our shareholders,” said Steve Schwartz, Chairman of the Board of the Company. "The dividend demonstrates continued confidence in the Company’s performance outlook and our Board's commitment to enhancing shareholder value. Asset quality, liquidity, and capital are all strong, and we continue to generate meaningful capital growth, bolstering our fortress balance sheet.”

ABOUT CAPITAL BANCORP, INC.

Capital Bancorp, Inc., Rockville, Maryland is a registered bank holding company incorporated under the laws of Maryland. The Company’s wholly-owned subsidiary, Capital Bank, N.A., is the fifth largest bank headquartered in Maryland at September 30, 2021. Capital Bancorp has been providing financial services since 1999 and now operates bank branches in five locations in the greater Washington, D.C. and Baltimore, Maryland markets. Capital Bancorp had assets of approximately $2.2 billion at September 30, 2021 and its common stock is traded in the NASDAQ Global Market under the symbol “CBNK.” More information can be found at the Company's website www.CapitalBankMD.com under its investor relations page.

FINANCIAL CONTACT: Alan Jackson (240) 283-0402

MEDIA CONTACT: Ed Barry (240) 283-1912